                                                                 EXHIBIT (B)(12)



                                                                November 7, 1997

Board of Directors
General Motors Corporation
767 Fifth Avenue
New York, NY 10053

Board of Directors
Hughes Electronics Corporation
P.O. Box 80028
7200 Hughes Terrace
Los Angeles, CA 90045

Board of Directors
HE Holdings, Inc.
7200 Hughes Terrace
Los Angeles, CA 90045

Ladies and Gentlemen:

  You have requested that we confirm to you our opinion, dated January 16, 1997, as to the fairness, as of January 16, 1997, to (i) HE Holdings, Inc., a Delaware corporation ("Hughes"), (ii) Hughes Electronics Corporation, a Delaware corporation ("HEC") and the holder of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Hughes, (iii) General Motors Corporation, a Delaware corporation and the parent of HEC ("GM"), (iv) the holders of GM's Common Stock, par value $1 2/3 per share (the "1 2/3 Common Stock"), and (v) the holders of GM's Class H Common Stock, par value $0.10 per share (the "GM Class H Common Stock" and together with the 1 2/3 Common Stock, the "Common Shares") (Hughes, HEC, GM and the holders of the Common Shares collectively referred to herein as the "GM Group"), of the Aggregate Consideration (as defined below) as contemplated by the Agreement and Plan of Merger dated as of January 16, 1997 by and between Raytheon Company, a Delaware corporation ("Raytheon"), and Hughes (the "Agreement"). Pursuant to the Agreement, Raytheon will merge ( the "Merger") with and into Hughes, which at such time and after giving effect to the GM Transactions (as defined below), will be comprised primarily of the defense-related businesses of Hughes.

  Pursuant to the Merger, (i) each issued and outstanding whole share of Class A Common Stock (as defined below) will remain outstanding and will be unchanged; (ii) each issued and outstanding fractional share of

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Class A Common Stock will be converted into and represent an equivalent fractional share of Class B Common Stock (as defined below), which will be sold by the Exchange Agent as provided in the Agreement; and (iii) each issued and outstanding share of Common Stock, par value $1.00 per share (the "Raytheon Common Stock"), of Raytheon will be converted into and represent one share of the Class B Common Stock. Immediately following the Merger, as contemplated by the Agreement, the holders of the Class A Common Stock will own, in the aggregate, approximately 30% of the outstanding common stock of Hughes (the "Equity Interest"). Prior to the Hughes Spin-off (as defined below) and Merger, Hughes is to have indebtedness for borrowed money in an amount not to exceed $9.5 billion minus the Class A Common Stock Amount (as defined below) ((the "Permitted Indebtedness") and together with the Equity Interest, the "Aggregate Consideration"). The "Class A Common Stock Amount" is equal to (x) 102,630,503 shares multiplied by (y) the average closing price of Raytheon Common Stock on the New York Stock Exchange during the 30-day period ending 5 days prior to the Effective Time (as defined in the Agreement); provided, that in the event that such average closing price is greater than $54.29, the Permitted Indebtedness will be an amount determined as if such average closing price was deemed to be $54.29, and in the event such average closing price is less that $44.42, the Permitted Indebtedness will be an amount determined as if such average closing price was deemed to be $44.42.

  You have informed us that prior to the Merger, among other things, (i) Hughes will effectuate the Telecom Spin-off (as defined in the Hughes Distribution Agreement (as defined below)); (ii) HEC will be liquidated into GM, as a result of which Delco Electronics Corporation, a Delaware corporation and a wholly owned subsidiary of HEC, will become a direct, wholly-owned subsidiary of GM;
(iii) Hughes Aircraft Company, a Delaware corporation, will merge with and into Hughes with Hughes as the surviving entity; (iv) Hughes will recapitalize its outstanding capital stock into Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and provide for a Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"); (v) a wholly-owned subsidiary of GM ("Mergeco") will merge with and into GM, pursuant to which, among other things, the Class A Common Stock will be distributed to and allocated among the holders of the Common Shares with the result that Hughes will be a publicly held company prior to the consummation of the Merger (the "Hughes Spin-Off"); and (vi) GM will recapitalize its GM Class H Common Stock into a new class of GM common stock (the transactions set forth in clauses (i) through (vi) above being referred to herein as the "GM Transactions").

  It is understood that we did not and are not opining as to the fairness of the GM Transactions or as to the fairness of the distribution to and allocation among the holders of the Common Shares of the Class A Common Stock in the Hughes Spin-Off. In fact, you have advised us that GM has received, from other financial advisors opinions as to the fairness to the holders of the Common Shares, from a financial point of view, of the consideration to be received by GM and its subsidiaries and common stockholders in the GM Transactions. Our opinion is directed only to the fairness of the Aggregate Consideration to be received by the GM Group as a whole and does not (i) address GM's underlying business decision to effect the GM Transactions, (ii) address the fairness of the allocation of the Aggregate Consideration among the members of the GM Group or (iii) constitute a recommendation concerning how holders of Common Shares should vote with respect to the GM Transactions.

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Hughes having provided certain investment banking services to Hughes and HEC from time to time and having acted as financial advisor to Hughes, HEC and GM in connection with, and having participated in certain of the negotiations leading to, the Agreement. We are also familiar with Raytheon having provided certain investment banking services to Raytheon from time to time, including having acted as its financial advisor in connection with the acquisition of Chrysler Technologies Airborne Systems in June 1996 and acting as a dealer in connection with its issuance of commercial paper.

  In connection with this opinion, we have reviewed, among other things, the Agreement; the Implementation Agreement dated as of January 16, 1997 by and between GM and Raytheon (the "Implementation Agreement"); the form of Agreement and Plan of Merger by and between GM and Mergeco, attached as an exhibit to the Implementation Agreement (the "Hughes Distribution Agreement"); the form of Master Separation Agreement among GM, Hughes and the other parties identified therein, attached as an exhibit to the Implementation Agreement, including the form of the Hughes Spin-Off Separation Agreement attached thereto; Annual Reports of HEC for the five years ended December 31, 1995; Annual Reports to Stockholders of Raytheon on Form 10-K for the five years ended December 31, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q for Raytheon; certain other communications from GM and Raytheon to their respective stockholders; and certain internal financial analyses and forecasts for Hughes and Raytheon prepared by their respective managements. We also have held discussions with members of the senior management of Hughes and Raytheon regarding their past and current business operations, financial condition and future prospects of their respective companies, including forecasts of revenue and cost synergies that are expected to result from the Merger. In addition, we have reviewed the reported price and trading activity for the Raytheon Common Stock; compared certain financial and stock market information for Raytheon with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the aerospace and defense industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed the accuracy and completeness thereof in all material respects for purposes of this opinion. In that regard, we have assumed, with your consent, that the financial forecasts prepared by Hughes and Raytheon, including without limitation, projected revenue and cost synergies resulting from the Merger, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of Hughes and Raytheon and that such forecasts will be realized in all material respects in the amounts and at the times contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Hughes or Raytheon or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Boards of Directors of GM, HEC and Hughes in connection with their consideration of the Merger. You have informed us that the Boards of Directors of GM, HEC and Hughes are considering the Merger in the context of the GM Transactions. As stated above, we are not opining as to the fairness of the GM Transactions. We are not expressing any opinion herein as to the prices at which the Class A Common Stock, the Class B Common stock or the GM Class H Common Stock may trade if and when they are issued.

  This will confirm that, based upon and subject to the foregoing and based upon such other matters as we considered relevant, it was our opinion as of January 16, 1997 that as of that date the Aggregate Consideration was fair to the GM Group as a whole.

                                          Very truly yours,

                                          GOLDMAN, SACHS & CO.